Exhibit 99.2

FORM OF COMMON ADS RIGHTS AGENT AGREEMENT

, 2018

The Bank of New York Mellon

Depositary Receipts

240 Greenwich Street, 22nd Floor West

New York, New York 10286

Attention: Joanne DiGiovanni Hawke

Ladies and Gentlemen:

Oi S.A. – in Judicial Reorganization, a company incorporated under the laws of the Federative Republic of Brazil (the “Company”), pursuant to an offering (the “ADS Rights Offer”), is issuing to registered holders (the “ADS Holders”) of (i) American Depositary Shares (“Common ADSs”), each representing five common shares of the Company (the “Common Shares”), issued under the Amended and Restated Deposit Agreement (Common Shares) dated as of February 27, 2012 (the “Common Deposit Agreement”) among the Company, The Bank of New York Mellon, as depositary (the “Common Depositary”), and all owners and holders from time to time of Common ADSs issued thereunder, or (ii) American Depositary Shares (“Preferred ADSs” and, together with the Common ADSs, “ADSs”), each representing one preferred share of the Company (the “Preferred Shares”), issued under the Amended and Restated Deposit Agreement (Preferred Shares) dated as of February 27, 2012 (the “Preferred Deposit Agreement” and, together with the Common Deposit Agreement, the “Deposit Agreements” and each a “Deposit Agreement”) among the Company, The Bank of New York Mellon, as depositary (the “Preferred Depositary”, and together with the Common Depositary, the “Depositaries” and each a “Depositary”) and all owners and holders from time to time of Preferred ADSs issued thereunder, that are registered on the books of the applicable Depositary as of November 21, 2018 (the “ADS Rights Record Date”) transferable rights (each, a “Common ADS Right”) to purchase new Common ADSs (the “New Common ADSs”) for the U.S. dollar equivalent of five times the New Common Share Subscription Price of BRR1.24 per New Common ADS (the “New Common ADS Subscription Price”). Each ADS Holder as of the ADS Rights Record Date will receive 1.333630 Common ADS Rights for each Common ADS held and 0.266726 Common ADS Rights for each Preferred ADSs held on the ADS Rights Record Date, and each Common ADS Right will entitle the registered holder thereof (an “ADS Rights Holder”) to purchase one New Common ADS in the ADS Rights Offer. Each New Common ADS will represent five Common Shares . However, no fractional Common ADS Rights or New Common ADSs will be distributed. All Common ADS Rights entitlements will be rounded down to the nearest whole number of Common ADS Rights. The Common ADS Rights are being issued in connection with an offering (the “Share Rights Offer”) by the Company to holders of Common Shares and Preferred Shares (the “Shareholders”) as of November 19, 2018 (the “Share Rights Record Date”) of transferable rights (the “Common Share Rights”) to purchase Common Shares (“New Common Shares”). Each Shareholder as of the Share Rights Record Date will receive 1.333630 Common Share Rights for each Common Share or Preferred Share held on the Share Rights Record Date, and each Common Share Right will entitle the registered holder thereof (a “Share Rights Holder”) to purchase one New Common Share in the Share Rights Offer. The ADS Rights Offer and the Share Rights Offer are collectively referred to as the “Rights Offer”.

The Company has filed a Registration Statement on Form F-1 (Registration No. 333-227176) (the “Registration Statement”) relating to the Rights Offer with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement was declared effective on                , 2018. The terms of the Rights Offer are more fully described in the prospectus dated                , 2018 (the “Prospectus”) forming part of the Registration Statement as it was declared effective. All terms used and not defined herein shall have the same meaning as in the Prospectus.

Pursuant to the Share Rights Offer, each Share Rights Holder may, at the time it exercises its Common Share Rights, manifest its intention to subscribe for additional New Common Shares (“Excess New Common Shares”) in excess of the number of New Common Shares that such Share Rights Holder is entitled to purchase, up to all of the Excess New Common Shares (“Excess Share Application Rights”). Pursuant to the ADS Rights Offer, each ADS Rights Holder may, at the time it exercises its Common ADS Rights, manifest its intention to subscribe for additional New Common ADSs (“Excess New Common ADSs”) in excess of the number of New Common ADSs that such ADS Rights Holder is entitled to purchase, up to all of the Excess New Common ADSs (“Excess ADS Application Rights”). Following the expiration of the subscription period in connection with the Share Rights Offer (the “Common Share Rights Expiration Time”), to the extent unsubscribed New Common Shares are available as a result of unexercised Common Share Rights, each Share Rights Holder (including the Depositaries’ custodian under the Deposit Agreements (the “Custodian”)) that exercised Excess Share Application Rights will be allocated Excess New Common Shares and each ADS Rights Holder that exercised Excess ADS Application Rights will be allocated Excess New Common ADSs.

If any ADS Rights Holder validly requests Excess New Common ADSs pursuant to its Excess ADS Application Rights (in accordance with Section 8(c)), then the Custodian will exercise its corresponding Excess Share Application Rights (i.e., manifest its intention to subscribe for Excess New Common Shares at the time it exercises its Common Share Rights).

If the number of Excess New Common Shares for which requests for subscription are received is less than or equal to the number of Excess New Common Shares available, then each Share Rights Holder (including the Custodian) that manifested its intention to subscribe for Excess New Common Shares and deposits the full New Common Share Subscription Price for such Excess New Common Shares with the B3 S.A. – Brasil, Bolsa, Balcão (“B3”) on or prior to the Excess New Common Shares Subscription Price Deposit Date will receive the number of Excess New Common Shares that such holder requested, rounded down to the nearest whole number of New Common Shares.

If the number of Excess New Common Shares for which requests for subscription are received exceeds the number of Excess New Common Shares available, then each Share Rights Holder (including the Custodian, if applicable) that manifested its intention to subscribe for Excess New Common Shares and deposits the full New Common Share Subscription Price for such Excess New Common Shares with the B3 on or prior to the Excess New Common Shares Subscription Price Deposit Date will receive a portion of such Excess New Common Shares that such holder requested, rounded down to the nearest whole number of New Common Shares, determined as follows:

(1) the Company will first calculate an individual proration factor for each Share Rights Holder that validly exercised Excess Share Application Rights equal to:

• the total number of New Common Shares initially subscribed for by such holder; divided by

• the sum of all New Common Shares initially subscribed for by all Share Rights Holders who validly exercised their Excess Share Application Rights;

provided that, in the case of the Custodian, the total number of New Common Shares initially subscribed for by the Custodian will be equal to the number of New Common Shares underlying the sum of the New Common ADSs initially subscribed for only by ADS Rights Holders who exercised Excess ADS Application Rights. Consequently, the number of New Common Shares underlying the New Common ADSs initially subscribed by ADS Holders who do not exercise Excess ADS Application Rights will not be included in the total number of New Common Shares initially subscribed for by the Custodian for the purpose of calculating the individual proration factor of the Custodian or any other Share Rights Holder who may exercise Excess Share Application Rights.

(2) the Company will then apply the individual proration factor to each Share Rights Holder that validly exercised Excess Share Application Rights by multiplying such holder’s individual proration factor by the number of Excess New Common Shares available.

For purposes of the pro-ration process provided above, each exercise instruction received by the Agent from a DTC participant or an ADS Rights Holder that is registered on the books of the Agent will be treated as a separate “ADS Rights holder.”

If this pro rata allocation results in any holder receiving a greater number of Excess New Common Shares than the holder requested, then such holder will be allocated only that number of Excess New Common Shares that such holder requested, and the remaining Excess New Common Shares will be allocated among all other holders who sought Excess New Common Shares on the same pro rata basis described above (eliminating from the denominator of the proration factor the number of New Common Shares initially subscribed for by holders who will have received all of the Excess New Common Shares they sought). The proration process will be repeated until all Excess New Common Shares have been allocated or all requests for Excess New Common Shares have been fulfilled, whichever occurs earlier.

The Agent (as defined below) will then deliver New Common ADSs representing those Excess New Common Shares allocated to the Custodian to the accounts of ADS Rights holders who exercised their Excess ADS Application Rights, as follows.

If the number of New Common Shares underlying the Excess New Common ADSs for which requests for subscription are received is less than or equal to the number of Excess New Common Shares allocated to the Custodian, then each ADS Rights holder that validly requests Excess New Common ADSs pursuant to its Excess ADS Application Rights (in accordance with Section 8(c)) will receive the number of Excess New Common ADSs that such holder requested, rounded down to the nearest whole number of New Common ADSs.

If the number of New Common Shares underlying the Excess New Common ADSs for which requests for subscription are received is greater than the number of Excess New Common Shares allocated to the Custodian, then each ADS Rights holder that validly requests Excess New Common ADSs pursuant to its Excess ADS Application Rights (in accordance with Section 8(c)) will receive a portion of the Excess New Common ADSs that such holder requested, rounded down to the nearest whole number of New Common ADSs, as follows:

(1) the Agent will first calculate an individual proration factor for each ADS Rights holder that validly exercised Excess ADS Application Rights equal to:

• the total number of New Common ADS initially subscribed for by such holder; divided by

• the sum of all New Common ADSs initially subscribed for by all ADS Rights holders who validly exercised their Excess ADS Application Rights.

(2) the Agent will then apply the individual proration factor to each ADS Rights holder that validly exercised Excess ADS Application Rights by multiplying such holder’s individual proration factor by the number of Excess New Common ADSs representing the number of Excess New Common Shares allocated to the Custodian.

For purposes of the pro-ration process provided above, each exercise instruction received by the Agent from a DTC participant or an ADS Rights Holder that is registered on the books of the Agent will be treated as a separate “ADS Rights holder.”

ADS Rights Holders wishing to exercise Common ADS Rights or to purchase Excess New Common ADSs pursuant to Excess ADS Application Rights must deposit $2.03 (the “New Common ADS Deposit Amount”) for each New Common ADS subscribed for or requested. The New Common ADS Deposit Amount per New Common ADS is equal to the New Common ADS Subscription Price, translated into U.S. dollars using an exchange rate of BRR1.69=USD1.00 (the closing rate for the sale of U.S. dollars against the real as reported by the Brazilian Central Bank (Banco Central do Brasil) on October 26, 2018) plus 20% of that amount as an allowance for exchange rate fluctuation from October 26, 2018 to the date on which the Depositary converts currency in connection with exercise of Common Share Rights or the Excess Share Application Rights, as the case may be, the Depositary’s fee of $.05 per ADS for issuance of the New Common ADSs and any other applicable fees, expenses and taxes.

The subscription period for the ADS Rights Offer (the “ADS Subscription Period”) is expected to commence at 9:00 a.m., New York time, on November 23, 2018 and will end at 5:00 p.m., New York time, on December 17, 2018 (the “Common ADS Rights Expiration Time”). The ADS Rights Offer will be made to each ADS Rights Holder by means of the Prospectus. ADS Rights Holders other than Cede & Co. will use subscription forms substantially in the form of Annex A to this Agreement (the “ADS Subscription Form”) to subscribe for New Common ADSs in the ADS Rights Offer.

The Common ADS Rights will be listed for trading on the New York Stock Exchange, will be in registered uncertificated form and will be transferable by their holders. ADS Rights Holders will not be entitled to surrender Common ADS Rights for the purpose of withdrawing the underlying Common Share Rights, nor will holders of Common Share Rights be entitled to deposit those Common Share Rights for issuance of Common ADS Rights.

1. The Company hereby appoints The Bank of New York Mellon as Common ADS Rights agent (the “Agent”), and the Agent hereby accepts that appointment, on the terms and subject to the conditions set forth in this letter agreement (this “Agreement”).

2. The Company shall request each of the Depositaries to furnish to the Agent a list (the “Record ADS Holder List”) of the ADS Holders and their holdings of ADSs on that Depositary’s register as of the ADS Rights Record Date. The Company shall furnish to the Agent sufficient copies of the Prospectus, a letter from the Company to registered holders of ADSs in the form of Annex B to this Agreement (the “Registered Holder Letter”), a letter to brokers and other securities intermediaries, in the form of Annex C to this Agreement (the “Broker Letter”) and a suggested form of letter from brokers and other securities intermediaries to their customers holding ADSs as of the ADS Rights Record Date, in the form of Annex D to this Agreement (the “Client Letter” and, together with the Prospectus, the ADS Subscription Form, the Registered Holder Letter and the Broker Letter, the “ADS Rights Offer Material”).

3. (a) As soon as practicable after the ADS Rights Record Date and after receiving the materials specified in Section 2, the Agent shall prepare an ADS Subscription Form in the name of each ADS Holder showing the number of Common ADS Rights to which that ADS Holder is entitled (except all entitlements shall be rounded down to the nearest whole Common ADS Right) and make that ADS Subscription Form available to the Company.

(b) The Company shall mail or cause to be mailed to each ADS Holder (i) an ADS Subscription Form evidencing the Common ADS Rights to which that ADS Holder is entitled, (ii) a Registered Holder Letter and (iii) a return envelope addressed to the Agent.

(c) The Company shall mail or cause to be mailed to each participant (a “Participant”) in The Depository Trust Company (“DTC”) having ADSs credited to its DTC account as the ADS Rights Record Date (i) a Broker Letter and (ii) copies of the Client Letter to be forwarded by them to customers having ADSs credited to their securities accounts as of the ADS Rights Record Date.

(d) In the event that the ADS Rights Offer Material is returned to the Agent for any reason and a proper delivery thereof cannot be effected to an ADS Holder, the Agent shall hold such ADS Rights Offer Material, and that ADS Holder’s Common ADS Rights will be treated as unexercised. The Agent shall supply the Company with such information as the Company may request with respect to any ADS Rights Offer Material that cannot be delivered to an ADS Holder.

(e) The Company or its information agent will send copies of the Prospectus to holders of Common ADS Rights upon their request received by the Company or its information agent.

4. In the event that, prior to the Common ADS Rights Expiration Time, any ADS Rights Holder notifies the Agent that the ADS Rights Offer Material to which such ADS Rights Holder is entitled has not been delivered, or has been lost, stolen or destroyed, the Agent may furnish to such ADS Rights Holder a copy of the applicable ADS Rights Offer Material. The Company agrees to supply the Agent with sufficient copies of the ADS Rights Offer Material for such purposes.

5. The Common ADS Rights shall be transferable as registered uncertificated securities under the laws of the State of New York. The Company and the Agent may treat the registered holder of Common ADS Rights as the absolute owner thereof for any purpose and as the person entitled to exercise the rights represented thereby, any notice to the contrary notwithstanding.

6. The Agent will keep or cause to be kept books for registration and transfer of the Common ADS Rights issued hereunder. Such books shall show the names and addresses of the respective ADS Rights Holders and the number of Common ADS Rights held by each of them. Any registered holder desiring to register the transfer of Common ADS Rights shall make such request in writing delivered to the Agent and shall provide a Medallion signature guarantee. Upon receipt of a proper instruction, the Agent shall register that transfer and deliver to the registered transferee a confirmation of that registration and a properly completed ADS Subscription Form. The Company and the Agent may require payment, by the holder of Common ADS Rights requesting a registration of transfer of Common ADS Rights, of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with such registration of transfer, together with reimbursement to the Company and the Agent of all reasonable expenses incidental thereto.

7. [Reserved.]

8. (a) The Agent is hereby authorized and directed to receive subscriptions for New Common ADSs on behalf of the Company until the Common ADS Rights Expiration Time, in accordance with the Subscription Form and the Prospectus. Any funds that the Agent receives during the ADS Subscription Period from ADS Rights Holders in respect of payments for New Common ADSs shall be deposited in an account at The Bank of New York Mellon for the benefit of the Company (the “Deposit Account”). Such funds shall remain in the Deposit Account until they are disbursed in accordance with Section 10 or 13. The Agent will not be obligated to calculate or pay interest to any ADS Rights Holder or the Company.

(b) An ADS Rights Holder has validly exercised Common ADS Rights if the Agent has received, prior to the Common ADS Rights Expiration Time:

(i) (A) An ADS Subscription Form on which the subscription form has been properly completed with respect to those Common ADS Rights or (B) notice of a proper exercise of those Common ADS Rights through DTC’s automated system; and

(ii) Payment of the New Common ADS Deposit Amount for the New Common ADSs to which those Common ADS Rights relate by (A) a certified or official bank check payable to “The Bank of New York Mellon” or (B) payment through DTC’s automated system.

(c) An ADS Rights Holder has validly requested Excess New Common ADSs pursuant to Excess ADS Application Rights if the Agent has received, at the same time that such ADS Rights Holder exercised its Common ADS Rights in accordance with Section 8(b) and prior to the ADS Rights Expiration Time:

(i) (A) An ADS Subscription Form on which the excess application form has been properly completed or (B) notice of a request for Excess New Common ADSs pursuant to Excess ADS Application Rights through DTC’s automated system; and

(ii) Payment of the New Common ADS Deposit Amount for those Excess New Common ADSs by (A) a certified or official bank check payable to “The Bank of New York Mellon” or (B) payment through DTC’s automated system.

(d) The Agent will examine the ADS Subscription Forms received by it to ascertain whether the subscription forms and the excess application form, if applicable, appear to it to have been completed and executed in accordance with the applicable instructions. In the event the Agent determines that the subscription form on any ADS Subscription Form does not appear to have been properly completed or executed, or where the ADS Subscription Form does not appear to be in proper form for subscription or excess application, if applicable, or any other irregularity in connection with the subscription appears to exist, it will follow, where possible, its regular procedures to attempt to cause such irregularity to be corrected. The Agent is not authorized to waive any irregularity in connection with the subscription or excess application, unless specifically so instructed by the Company. If any such irregularity is neither corrected nor waived by the Company in writing, the Agent will return to the subscribing holder to such holder’s address as set forth in the subscription any ADS Subscription Forms surrendered in connection therewith and any other documents received with such Common ADS Rights and refund to the subscribing holder such holder’s payment of the New Common ADS Deposit Amount.

(e) The Agent will follow its regular procedures to attempt to reconcile any discrepancies between the number of Common ADS Rights that any ADS Subscription Form may indicate are held by an ADS Rights Holder and the number that the Record ADS Holders List indicates were issuable to such ADS Rights Holder. In any instance where the Agent cannot reconcile such discrepancies by following such procedures, it will consult with the Company for written instructions as to the number of New Common ADSs, if any, that the relevant ADS Rights Holder is authorized to purchase. In the absence of such instructions, the Agent is authorized not to deliver any New Common ADSs to such ADS Rights Holder.

(f) The Agent shall accept subscriptions or excess applications without further authorization or direction from the Company, without procuring supporting legal papers or other proof of authority to sign (including without limitation proof of appointment of a fiduciary or other person acting in a representative capacity), and without signatures of co-fiduciaries, co-representatives or any other person:

(i) if the Common ADS Rights are registered in the name of a fiduciary and the ADS Subscription Form is executed by and New Common ADSs are to be issued in the name of such fiduciary;

(ii) if the Common ADS Rights are registered in the name of joint tenants and the ADS Subscription Form is executed by one of the joint tenants, provided the New Common ADSs are to be issued in the names of, and are to be delivered to, such joint tenants;

(iii) if the Common ADS Rights are registered in the name of a corporation and the ADS Subscription Form is executed by a person in a manner which appears or purports to be done in the capacity of an officer, or agent thereof, provided the New Common ADSs are to be issued in the name of such corporation; or

(iv) if the Common ADS Rights are registered in the name of an individual and the ADS Subscription Form is executed by a person purporting to act as such individual’s executor, administrator or personal representative, provided that the New Common ADSs are to be registered in the name of the subscriber as executor or administrator of the estate of the deceased registered holder and the Agent is not aware of any evidence indicating the subscriber is not the duly authorized representative that he purports to be

(g) The Agent shall refer to the Company for specific instructions as to acceptance or rejection of subscriptions or excess applications received after the Common ADS Rights Expiration Time, subscriptions or excess applications not authorized to be accepted under this Section 8 and subscriptions or excess applications otherwise failing to comply with the requirements of the Prospectus and the terms and conditions of the Common ADS Rights.

9. (a) The Agent shall advise the Company daily by e-mail to the attention of Marcelo Augusto Salgado Ferreira at invest@oi.net.br (the “Company Representative”) as to the total number of New Common ADSs subscribed for upon exercise of Common ADS Rights, the number of New Common ADSs requested pursuant to Excess ADS Application Rights and the total amount of funds received, with cumulative totals for each.

(b) As promptly as practicable, but in any event on or before 5:00 p.m., New York City time, on the first business day following the Common ADS Rights Expiration Time, the Agent shall advise the Company Representative of (i) the final number of New Common ADSs subscribed for upon exercise of Common ADS Rights and (ii) the final number of Excess New Common ADSs requested pursuant to Excess ADS Application Rights.

10. (a) As promptly as practicable after the Common ADS Rights Expiration Time and prior to the Common Share Rights Expiration Time, the Agent shall, subject to the limitation in subsection (e) below, (i) purchase, for two-day settlement, an amount of Brazilian reais sufficient to purchase the number of New Common Shares to be represented by the number of New Common ADSs determined under Section 9(b)(i) above and to pay any applicable taxes and provide the proceeds of that purchase to the Custodian and (ii) instruct the Depositaries to (A) exercise the Common Share Rights underlying that number of Common ADS Rights and (B) upon receipt by the Custodian of the New Common Shares delivered upon exercise of those Common Share Rights, deliver the New Common ADSs issuable in respect of those New Common Shares to the Agent. The Agent shall deliver those New Common ADSs to the ADS Rights Holders entitled to them as promptly as practicable.

(b) The Company shall notify the Agent if and when unsubscribed New Common Shares are allocated to the Custodian in respect of requests made pursuant to Excess Share Application Rights made by the Custodian and the amount of New Common Shares so allocated. As soon as practicable after receiving a notice of that kind, the Agent shall, prior to the deadline to subscribe for Excess New Common Shares, subject to the limitation set forth in subsection (e) below, (i) purchase, for two-day settlement, an amount of Brazilian reais sufficient to purchase the number of Excess New Common Shares to be represented by that number of Excess New Common ADSs and to pay any applicable taxes and provide the proceeds of that purchase to the Custodian and (ii) instruct the Depositaries to (A) subscribe for that number of Excess New Common Shares and (B) upon receipt by the Custodian of those New Common Shares, deliver the New Common ADSs issuable in respect of those New Common Shares to the Agent. The Agent shall deliver those New Common ADSs to the ADS Rights Holders entitled to them as promptly as practicable.

(c) In connection with the subscriptions for New Common Shares under subsections (a) and (b) above, if the New Common ADS Deposit Amount exceeded the cost of the purchased Brazilian reais plus currency conversion expense, the Depositary’s issuance fee and any applicable taxes or expenses of that subscription, the Agent shall refund the excess to the ADS Rights Holders entitled to those funds without interest.

(d) If an ADS Rights Holder’s New Common ADS Deposit Amount is insufficient to pay the amount of the purchased Brazilian reais plus ADS issuance fees, currency conversion expenses and any applicable taxes or expenses of that subscription, the Agent may advance the deficiency on behalf of such ADS Rights Holder to the extent the deficiency does not exceed 20% of such ADS Rights Holder’s payment. The Agent shall not be required to deliver New Common ADSs to any ADS Rights Holder until it has received from such ADS Rights Holder payment of any deficiency advanced by the Agent. If the ADS Rights Holder does not pay the amount of the deficiency financed by the Agent within 14 days from the date of the deficiency notice, the Agent may sell, in a commercially reasonable manner, an amount of the ADS Rights Holder’s New Common ADSs that is sufficient to cover the amount of the deficiency. In that event, the Agent shall deliver to the ADS Rights Holder the remaining New Common ADSs and pay the amount of any excess proceeds, net of ADS issuance fees, currency conversion expenses, taxes and expenses of the subscription and the commissions on the sale.

(e) If, and to the extent that, the amount of any deficiency exceeds 20% of the amount of a ADS Rights Holder’s New Common ADS Deposit Amount or the Agent elects not to act under paragraph (d) above, the Agent (i) shall not be required to advance the amount of that deficiency and (ii) may reduce the amount of that ADS Rights Holder’s subscription for New Common ADSs pro rata, unless that ADS Rights Holder delivers to the Agent sufficient funds to cover the deficiency prior to the relevant deadlines for subscription in the Common ADS Rights Offer.

(f) The Agent shall convert currency or cause currency to be converted as promptly as practicable, by sale or in any other manner that it may determine. The Agent may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under this Agreement and the rate that the Agent or its affiliate receives when buying or selling foreign currency for its own account. The Agent makes no representation that the exchange rate used or obtained in any currency conversion under this Agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS Rights Holders, subject to the Agent’s obligations under Section 23. The methodology used to determine exchange rates used in currency conversions is available upon request.

11. As soon as practicable following the Common Share Rights Expiration Time and the Excess New Common Shares Subscription Price Deposit Date, if applicable, the Company shall deposit the New Common Shares purchased by the Depositaries pursuant to exercise of Common Share Rights or pursuant to Excess ADS Application Rights with the Custodian.

12. [Reserved.]

13. If for any reason the Company instructs the Agent in writing that the Share Rights Offer will not proceed, the Agent shall refund the New Common ADS Deposit Amounts paid, without interest and net of any expenses which were incurred and not refunded to the Agent, to the subscribing ADS Rights Holders entitled thereto.

14. The Common Depositary will register New Common ADSs purchased in the ADS Rights Offer in the name of the Agent on an uncertificated basis. Except in the case of subscriptions received from Participants, the Agent will instruct the Common Depositary to re-register those New Common ADSs on an uncertificated basis in the names of the ADS Rights Holders entitled to them and to mail confirmations of those registrations to those ADS Rights Holders. The Agent will instruct the Common Depositary to re-register New Common ADSs subscribed through Participants in DTC on an uncertificated basis in the name of DTC’s nominee and to deliver those New Common ADSs to DTC by credit through DTC’s automated system.

15. The Agent shall date and time stamp each document received by it relating to its duties hereunder when received.

16. The Company shall take any and all action, including without limitation obtaining the authorization, consent, lack of objection, registration or approval of any governmental authority, or the taking of any other action under the laws of the United States or any other applicable jurisdiction, to insure that all New Common Shares and New Common ADSs issuable upon the exercise of the Common ADS Rights or pursuant to Excess ADS Application Rights, at the time of delivery of those securities (subject to payment of the subscription price), will be duly and validly issued and fully paid and nonassessable Common Shares or Common ADSs, free from all preemptive rights and taxes, liens, charges and security interests created by or imposed by the Company with respect thereto.

17. The Company shall from time to time take all action necessary or appropriate to obtain and keep effective all registrations, permits, consents and approvals of the Securities and Exchange Commission and any other governmental agency or authority and make such filings under Federal and state laws which may be necessary or appropriate in connection with the issuance, sale, transfer and delivery of Common ADS Rights or New Common Shares or New Common ADSs issued upon exercise of the Common ADS Rights or pursuant to Excess ADS Application Rights.

18. If New Common ADSs are to be registered to a person other than the person in whose name the related Common ADS Rights are registered, the Agent will not so register those New Common ADSs until the related Common ADS Rights have been properly endorsed (or otherwise put in proper form for transfer).

19. Should any issue arise regarding federal income tax reporting or withholding, the Agent will take such reasonable action as the Company requests in writing, which may entail additional fees or expenses to be paid by the Company.

20. Any instructions given to the Agent orally, as permitted by any provision of this Agreement, shall be confirmed in writing by the Company as soon as practicable. The Agent shall not be liable or responsible and shall be fully authorized and protected for acting in good faith, or failing to act in good faith, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section 20.

21. (a) Whether or not any Common ADS Rights are exercised, for the Agent’s services as Agent hereunder, the Company shall pay to the Agent compensation for the Agent’s services in accordance with the written fee schedule that has been provided to the Company by the Agent, together with reimbursement for its documented out-of-pocket expenses, including, without limitation the charges of Computershare for services provided by it to the Agent and the reasonable fees and disbursements of the Agent’s legal counsel; provided that any fees relating to the sale of any New Common ADSs by the Agent on behalf of holders of Common ADS Rights shall be taken from the proceeds of such sale and shall not be paid by the Company. While the Agent endeavors to maintain out-of-pocket charges (both internal and external) at competitive rates, these charges may not reflect actual out-of-pocket costs, and may include handling charges to cover internal processing and use of the Agent’s billing systems.

(b) All amounts owed to Agent under this Agreement are due within 30 days of the invoice date. Delinquent payments are subject to a late payment charge of one and one-half percent (1.5%) per month commencing 45 days from the invoice date. The Company agrees to reimburse the Agent for any attorney’s fees and any other costs associated with collecting delinquent payments.

(c) No provision of this Agreement shall require the Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under this Agreement or in the exercise of its rights.

22. As Agent for the Company hereunder, the Agent:

(a) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by the Agent and the Company;

(b) shall have no obligation to deliver any New Common ADSs unless and until delivered to the Agent by the Common Depositary;

(c) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any Common ADS Rights surrendered to the Agent hereunder or New Common Shares or New Common ADSs issued upon exercise of Common ADS Rights, and will not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value or genuineness of the ADS Rights Offer;

(d) shall not be obligated to take any legal action hereunder; if, however, the Agent determines to take any legal action hereunder, and where the taking of such action reasonably may, in its judgment, subject or expose it to any expense or liability it shall not be required to act unless it has been furnished with an indemnity satisfactory to it;

(e) may rely on and shall be fully authorized and protected in acting in good faith or failing in good faith to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to the Agent and believed by it to be genuine and to have been signed by the proper party or parties;

(f) shall not be liable or responsible for any recital or statement contained in the Prospectus or any other documents relating thereto;

(g) shall not be liable or responsible for any failure on the part of the Company to comply with any of its covenants and obligations relating to the ADS Rights Offer, including without limitation obligations under applicable securities laws;

(h) may rely on and shall be fully authorized and protected in acting in good faith or failing in good faith to act upon the written, telephonic or oral instructions with respect to any matter relating to its duties as Agent covered by this Agreement (or supplementing or qualifying any such actions) of officers of the Company, and is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Company or counsel to the Company, and may apply to the Company for advice or instructions in connection with the Agent’s duties hereunder, and the Agent shall not be liable for any delay in acting in good faith while waiting for those instructions; any applications by the Agent for written instructions from the Company may, at the option of the Agent, set forth in writing any action proposed to be taken or omitted by the Agent under this Agreement and the date on or after which such action shall be taken or such omission shall be effective; the Agent shall not be liable for any action taken by, or omission of, the Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than two business days after the date such application is sent to the Company, unless the Company shall have consented in writing to any earlier date) unless prior to taking any such action, the Agent shall have received written instructions in response to such application specifying the action to be taken or omitted;

(i) may consult with counsel satisfactory to the Agent, including its in-house counsel, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by it hereunder in good faith and in accordance with the advice of such counsel;

(j) may perform any of its duties hereunder either directly or by or through nominees, correspondents, designees, subagents or subcustodians, and it shall not be liable or responsible for any misconduct or negligence on the part of any nominee, correspondent, designee, subagent or subcustodian appointed with reasonable care by it in connection with this Agreement;

(k) is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person; and

(l) shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof; and the Agent may consult with foreign counsel, at the Company’s expense, to resolve any foreign law issues that may arise as a result of the Company or any other person being subject to the laws or regulations of any foreign jurisdiction.

23. (a) In the absence of gross negligence or willful misconduct on its part, the Agent shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. Anything in this Agreement to the contrary notwithstanding, in no event shall the Agent be liable for special, indirect, incidental, consequential or punitive losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Agent has been advised of the possibility of such losses or damages and regardless of the form of action. Any liability of the Agent will be limited in the aggregate to the amount of fees paid by the Company hereunder. The Agent shall not be liable for any failures, delays or losses, arising directly or indirectly out of conditions beyond its reasonable control including, but not limited to, acts of government, exchange or market ruling, suspension of trading, work stoppages or labor disputes, fires, civil disobedience, riots, rebellions, storms, electrical or mechanical failure, computer hardware or software failure, communications facilities failures including telephone failure, war, terrorism, insurrection, earthquakes, floods, acts of God or similar occurrences.

(b) In the event any question or dispute arises with respect to the proper interpretation of the ADS Rights Offer or the Agent’s duties under this Agreement or the rights of the Company or of any ADS Holders or ADS Rights Holders surrendering Common ADS Rights pursuant to the ADS Rights Offer, the Agent shall not be required to act and shall not be held liable or responsible for its refusal to act until the question or dispute has been judicially settled (and, if appropriate, it may file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all persons interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to you and executed by the Company and each such holder. In addition, the Agent may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the ADS Holders, Rights Holders and all other persons that may have an interest in the settlement.

24. (a) The Company covenants to indemnify the Agent and hold it harmless from and against any loss, liability, claim or expense (including, but not limited to any reasonable fees and expenses incurred in seeking, enforcing or collecting such indemnity and the reasonable fees and expenses of counsel) (“Loss”) arising out of or in connection with the Agent’s duties under this Agreement, unless such Loss shall have been determined by a court of competent jurisdiction to be a result of the Agent’s gross negligence or willful misconduct.

(b) Any person seeking indemnification hereunder (an “Indemnified Person”) shall notify the person from whom it is seeking indemnification (the “Indemnifying Person”) of the commencement of any indemnifiable action or claim promptly after such Indemnified Person becomes aware of such commencement and shall consult in good faith with the Indemnifying Person as to the conduct of the defense of such action or claim, which defense shall be reasonable under the circumstances. No Indemnified Person shall compromise or settle any such action or claim without the consent in writing of the Indemnifying Person (which shall not be unreasonably withheld).

25. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days after the Common ADS Rights Expiration Time (the “Termination Date”). On the business day following the Termination Date, the Agent shall deliver to the Company any ADS Rights Offer entitlements, if any, held by the Agent under this Agreement. The Agent’s right to be reimbursed for fees, charges and out-of-pocket expenses as provided in Section 21 above and the indemnification provisions of Section 24 above shall survive the termination of this Agreement.

26. If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among the parties to it to the full extent permitted by applicable law.

27. The Company represents and warrants that (i) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) the making and consummation of the ADS Rights Offer and the execution, delivery and performance of all transactions contemplated thereby (including this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the articles of association, bylaws or any similar document of the Company or any indenture, agreement or instrument to which it is a party or is bound, (iii) this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, binding and enforceable obligation of the Company, (iv) the ADS Rights Offer will comply in all material respects with all applicable requirements of law, and (v) to the best of its knowledge, there is no litigation pending or threatened as of the date hereof in connection with the ADS Rights Offer.

28. In the event that any claim of inconsistency between this Agreement and the terms of the ADS Rights Offer arise, as they may from time to time be amended, the terms of the ADS Rights Offer shall control, except with respect to the duties, liabilities and rights, including compensation and indemnification of the Agent, which shall be controlled by the terms of this Agreement.

29. Set forth in Annex E hereto is a list of the names and specimen signatures of the persons authorized to act for the Company under this Agreement. The Company shall, from time to time, certify to you the names and signatures of any other persons authorized to act for the Company under this Agreement.

30. Except as expressly set forth elsewhere in this Agreement, all notices to be given to the Company shall be in writing and shall be deemed to have been duly given if personally delivered or sent by domestic first class or international air mail or air courier or sent by facsimile transmission or email attaching a pdf or similar bit-mapped image of a signed writing, provided that receipt of the facsimile transmission or email has been confirmed by the recipient, addressed to Oi S.A. – In Judicial Reorganization (Em Recuperação Judicial), Rua Humberto de Campos, 425/7° andar-Leblon, 22430-190 Rio de Janeiro, RJ, Brazil, Attention: Marcelo Augusto Salgado Ferreira, or any other place to which the Company may have transferred its principal office with notice to the Depositary. All notices to be given to the Agent shall be in writing and shall be deemed to have been duly given if in English and personally delivered or sent by first class domestic or international air mail or air courier or sent by facsimile transmission or email attaching a pdf or similar bit-mapped image of a signed writing, addressed to The Bank of New York Mellon, 240 Greenwich Street, New York, New York 10286, Attention: Depositary Receipt Administration, Facsimile: 212 571 3050, email: joanne.digiovanni@bnymellon.com, or any other place to which the Agent may have transferred its office with notice to the Company, with a copy to Computershare, 480 Washington Boulevard, Jersey City, New Jersey 07310, Attention: Miguel Eguia, Facsimile: 201 680 4699, email: michael.eguia.computershare.com. Delivery of a notice by mail or air courier shall be deemed effected when deposited, postage prepaid, in a post-office letter box or received by an air courier service. Delivery of a notice sent by facsimile transmission or email shall be deemed effected when the recipient acknowledges receipt of that notice.

31. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York. All actions and proceedings brought by the Agent relating to or arising from, directly or indirectly, this Agreement may be litigated in any federal or state court in The City of New York, Borough of Manhattan, State of New York. The Company hereby submits to the personal jurisdiction of such courts and consents that any service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder. Each of the parties hereto hereby waives the right to a trial by jury in any action or proceeding arising out of or relating to this Agreement.

(b) This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto. This Agreement may not be assigned, or otherwise transferred, in whole or in part, by either party without the prior written consent of the other party, which the other party will not unreasonably withhold, condition or delay; except that (i) consent is not required for an assignment or delegation of duties by the any of the parties hereto to any its affiliate and (ii) any reorganization, merger, consolidation, sale of assets or other form of business combination by any of the parties hereto shall not be deemed to constitute an assignment of this Agreement.

(c) No provision of this Agreement may be amended, modified or waived, except in a written document signed by both parties.

(d) This Agreement is for the exclusive benefit of the parties hereto and shall not be deemed to give any legal or equitable right, remedy or claim whatsoever to any other person, except that the ADS Rights Holders shall have the benefit of the Common ADS Rights issued to them upon the terms and subject to the conditions of this Agreement.

Please acknowledge receipt of this letter and confirm your agreement concerning your appointment as Agent, and the arrangements herein provided, by signing and returning the enclosed copy hereof, whereupon this Agreement and your acceptance of the terms and conditions herein provided shall constitute a binding Agreement between us.

Very truly yours, OI S.A. – IN JUDICIAL REORGANIZATION

By:
Name:
Title:

By:
Name:
Title:

Accepted and agreed as of the date

above first written:

THE BANK OF NEW YORK MELLON,

As Agent

By:
Name:
Title:

Annex A	Form of ADS Subscription Form
Annex B	Form of Registered Holder Letter
Annex C	Form of Broker Letter
Annex D	Form of Client Letter
Annex E	Authorized Representatives

ANNEX A

FORM OF ADS SUBSCRIPTION FORM

ANNEX B

FORM OF REGISTERED HOLDER LETTER

ANNEX C

FORM OF BROKER LETTER

ANNEX D

FORM OF CLIENT LETTER

ANNEX E

AUTHORIZED REPRESENTATIVES

NAME	TITLE	SIGNATURE